Exhibit 16.1

Deloitte Touche Tohmatsu 35/F One Pacific Place 88 Queensway Hong Kong

August 13, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington D.C.

20549-7561

USA

Dear Sirs/Madams,

We have read Item 16F of Hexindai Inc.’s Form 20-F dated August 13, 2020, and have the following comments:

1.                                      We agree with the statements made in the paragraph 2, 4 and 5 of Item 16F for which we have a basis on which to comment on, and we agree with, the disclosures.

2.                                      We have no basis on which to agree or disagree with the statements made in the paragraph 1, 3 and 6 of Item 16F.

Yours sincerely,